Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT, is made and entered into this 25th day of April 2011 by and between Uroplasty, Inc., a Minnesota corporation (the “Company”) and David B. Kaysen (the “Executive”).

WHEREAS, the Company and the Executive are party to that certain Employment Agreement dated as of May 17, 2006 (the “Agreement”);

WHEREAS, the Company wishes to ensure that the Executive does not have a disincentive to consider transactions because he would be disadvantaged if there is a Change of Control of the Company, as defined in that Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree that Section 5(d) of the Agreement is hereby amended to read as follows:

“(d)  Without Good Cause. At any time, either the Executive or the Company may terminate this Agreement and the Executive’s employment, effective thirty (30) days after written notice is provided to the other. If (i) the Company terminates the Executive’s employment without good cause during or at the end of any Term, (ii) this Agreement expires or otherwise terminates at the end of a Term without renewal, (iii) the Executive voluntarily terminates employment with the Company as a result of the Company’s imposition of material and adverse changes, without the Executive’s consent, in the Executive’s principal duties, (iv) the Executive voluntarily terminates employment after the Company moves its principal executive offices more than 100 miles from its current location without the Executive’s consent or (v) in connection with a Change of Control, the Company terminates the Executive’s employment without good cause during the Term, the Executive will receive from the Company any base salary accrued through the date of termination and reimbursement of expenses. In addition, and conditioned on the Executive’s continuing compliance with the other provisions of this Agreement, including Section 4 above:

(A) in the case of any termination pursuant to clauses (i) through (iv) of this Section 5(d), the Company shall pay the Executive, as severance pay, an aggregate amount equal to 100% of Executive’s annual base salary in effect at the time of termination; and

(B) in the case of any termination pursuant to clause (v) of this Section 5(d), the Company shall continue to provide Executive with all health and welfare benefits he was receiving prior to such change of control (including health, life, disability and dental insurance benefits, if so provided) for a period of one year after the date of termination, and in addition shall pay the Executive, as severance pay, an aggregate amount equal to (x) 160% of Executive’s annual base salary in effect at the time of termination, plus (y) a pro rata portion (based on the number of days of employment during that fiscal year) of the bonus that would have been earned by Executive in the year of termination assuming for such purposes that the Company and Executive achieve 100% of the bonus plan objectives for the full year.

The severance payments will be subject to customary tax withholdings.

 The severance payments will be payable in equal monthly installments on the first day of each month over the first year after the date of termination; provided, however, that if the Company determines in its discretion that the Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) as of the date of termination and that Section 409A of the Code applies with respect to a payment to Executive pursuant to this Section 5(d), the severance payments will commence on the six-month anniversary of the date of termination. The Company reserves the right to revise the timing of any payments hereunder in order to comply with Section 409A of the Code. As a condition to receiving the severance payments provided in this Section 5(d), the Company may require the Executive to execute a full release and waiver of all claims against Employer (excluding claims for amounts required under this Agreement to be paid upon severance and any then existing indemnification obligations to Executive) in a form reasonably acceptable to the Company. If the Company requires such a release, the Company will further delay the commencement of severance payments until the period of rescission for the release has lapsed.”

Except with respect to such amendments to Section 5(d), the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the date first above written.

UROPLASTY, INC.		Executive:

By	/s/ Lee A. Jones	/s/ David B. Kaysen
Its	Chair, Compensation Committee	David B. Kaysen

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